Filed Pursuant to Rule 433

Registration No. 333-286741

Republic Services, Inc.

Pricing Term Sheet

June 22, 2026

4.750% Notes due July 15, 2031 (the “2031 Notes”)

5.000% Notes due July 15, 2036 (the “2036 Notes”)

Issuer:	Republic Services, Inc.
Ratings (Moody’s / S&P / Fitch)*:	A3 (stable) / A- (stable) / A- (stable)
Trade Date:	June 22, 2026
Settlement Date**:	June 26, 2026 (T+4)

Terms of the 2031 Notes
Principal Amount:	$700,000,000
Maturity Date:	July 15, 2031
Benchmark Treasury:	UST 4.125% due May 31, 2031
Benchmark Treasury Price and Yield:	99-09 and 4.288%
Spread to Benchmark Treasury:	T+50 basis points
Yield to Maturity:	4.788%
Price to Public:	99.828% of the principal amount
Coupon (Interest Rate):	4.750%
Interest Payment Dates:	January 15 and July 15, beginning January 15, 2027
Underwriting Discount:	0.600%
Make-Whole Call:	Prior to June 15, 2031 (one month before the maturity date), T +10 basis points
Par Call:	On or after June 15, 2031 (one month before the maturity date)
CUSIP/ISIN:	760759 BN9 / US760759BN95
Joint Book-Running Managers:

BofA Securities, Inc.
Wells Fargo Securities, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

RBC Capital Markets, LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

J.P. Morgan Securities LLC

Co-Managers:	Intesa Sanpaolo IMI Securities Corp. Comerica Securities, Inc.

Terms of the 2036 Notes
Principal Amount:	$500,000,000
Maturity Date:	July 15, 2036
Benchmark Treasury:	UST 4.375% due May 15, 2036
Benchmark Treasury Price and Yield:	98-29+ and 4.511%
Spread to Benchmark Treasury:	T+62 basis points
Yield to Maturity:	5.131%
Price to Public:	98.977% of the principal amount
Coupon (Interest Rate):	5.000%
Interest Payment Dates:	January 15 and July 15, beginning January 15, 2027
Underwriting Discount:	0.650%
Make-Whole Call:	Prior to April 15, 2036 (three months before the maturity date), T+10 basis points
Par Call:	On or after April 15, 2036 (three months before the maturity date)
CUSIP/ISIN:	760759 BP4 / US760759BP44
Joint Book-Running Managers:

BofA Securities, Inc.

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

RBC Capital Markets, LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

Co-Managers:	Intesa Sanpaolo IMI Securities Corp. Siebert Williams Shank & Co., LLC Academy Securities, Inc. Penserra Securities LLC CastleOak Securities, L.P.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects to deliver the notes against payment for them on or about June 26, 2026, which will be the fourth business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day immediately preceding delivery will be required, by virtue of the fact that the notes initially will settle in T+4 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the notes prior to the business day immediately preceding delivery should consult their own advisers.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, with respect to the 2031 Notes, BofA Securities, Inc. at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 645-3751 and, with respect to the 2036 Notes, BofA Securities, Inc. at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 645-3751.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on June 22, 2026 relating to its Prospectus dated April 25, 2025.